EXHIBIT 24

Power of Attorney

This requirement does not apply. We have not appointed any attorney-in-fact to sign or act on our behalf in connection with this statement, and all required signatures will be provided directly by the appropriate officers and directors; accordingly, no Power of Attorney exhibit is included. If a Power of Attorney is later executed for amendments or post-effective filings, we will file it as an exhibit at that time in accordance with Item 601 of Regulation S-K.